Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-307355) pertaining to the First Federal Savings 401(k) Plan of our report dated January 29, 1999, with respect to the consolidated statements of condition of Eagle BancGroup, Inc. and Subsidiary as of December 31, 1998 and 1997 and its statements of income, stockholders' equity and cash flows for the year then ended which are incorporated by reference in the 1998 Annual Report on Form 10-K of Eagle BancGroup, Inc.

/s/ McGladrey & Pullen, LLP

Peoria, Illinois
March 26, 1999